Exhibit 10.1

EMPLOYMENT TERMINATION NOTICE AND NON-SOLICITATION POLICY
FOR THE CITIGROUP MANAGEMENT COMMITTEE1

As a member of the Citigroup Management Committee, effective October 2, 2006 you are required to give notice of the termination of your employment to your Citigroup employer (i.e., Citigroup Inc. or one of its subsidiaries or their affiliates; referred to individually and collectively as “Citigroup”) and to refrain from the solicitation of Citigroup employees in the manner described below (the “CMC Policy”).

In exchange for your commitment to this CMC Policy, your Citigroup employer will provide you with reciprocal notice, as described in Section 2 below, should it ask you to leave.

1. If It Is Your Decision To Leave

If you resign, or otherwise terminate your employment relationship with Citigroup, you must give your Citigroup employer 75 days’ prior written notice of the effective date of your last day of employment. Your Citigroup employer may, in its sole discretion, waive all or any part of the applicable 75-day notice period and consider your termination effective on any such earlier date as determined by it. In no event, however, shall such earlier date be sooner than 2 business days from the date you give notice.2 Also, your Citigroup employer may, in its sole discretion, remove you from any assigned duties, assign you to other duties, or require you to remain away from its offices, during all or any part of the applicable 75-day notice period. During the applicable 75-day notice period, or any lesser period as determined by your Citigroup employer, you will continue to be paid your then-current base salary and remain benefits-eligible. Once notice is given, you are no longer eligible for any discretionary incentive or retention

1 Except as specifically provided below, this CMC Policy is not intended to shorten or limit any longer notice period or nonsolicitation obligation that you may have pursuant to contract, collective agreement or applicable policy, local law, rule or regulation (“Independent Obligation”), nor is it intended to limit or reduce any other obligation that you or your Citigroup employer may have pursuant to an Independent Obligation. To the extent such conflict exists between this CMC Policy and an Independent Obligation, the Independent Obligation shall govern. Independent Obligations may include (where applicable, and without limitation) the Corporate and Investment Banking or Global Wealth Management Employment Termination Notice Policy; however, notwithstanding any provision to the contrary herein, if you are a US CIB or GWM employee who previously committed to an early termination notice, that period will be superseded and replaced by the 75-day early termination notice provided under this CMC Policy.

2 Between the date you give notice and your actual date of termination, you should consider exercising any vested options awarded to you pursuant to the terms of Citigroup’s equity compensation plans if such options would be otherwise cancelled on your termination date.

award (individually and collectively, “Award”) even if the notice period includes the date on which an Award otherwise would have been made to you had you not given notice.

2. If Your Citigroup Employer Asks You to Leave

If your Citigroup employer asks you to leave, it will not terminate your employment, except for Cause, without giving you 75 days’ notice, provided, however, your Citigroup employer may, in its sole discretion, elect to accelerate your then current base salary for the applicable 75-day notice period and pay it to you in lieu of notice.3

For purposes of this provision, your Citigroup employer shall have “Cause” to terminate your employment by reason of an action taken by any governmental or non-governmental regulatory body which substantially impairs you from performing your duties; your misconduct in connection with your employment; your breach (intentional or otherwise) of any Citigroup policy or rule; your dishonesty in connection with your employment; your breach of your fiduciary duty of loyalty to Citigroup; your violation of any federal or state securities, banking or any other applicable law, constitution, by-law, rule or regulation; your failure to remain licensed to perform your functions, if applicable; your failure to devote all of your professional time to your assigned duties and to the business of Citigroup; your conviction of a felony; your conviction of a crime of breach of trust or dishonesty or participation in a pre-trial diversion program for such a crime; your failure to perform or your negligence in the performance of your duties; or any factual misrepresentation made by you in the furtherance of your hiring. 4

3. Nonsolicitation of Employees

During your employment (inclusive of the 75-day notice period required by this CMC Policy), and for the one-year period after your termination date, in addition to any obligation you may have by virtue of the terms of any Independent Obligation, you agree that you will not directly or indirectly

3 This notice period shall run concurrently with any other notice of termination that your Citigroup employer may give you. To the extent, however, your Citigroup employer is legally obligated to give you notice that is equal to or greater than the notice period provided for in this CMC Policy, your Citigroup employer shall then make a payment to you equal to 3 days of base salary as alternative consideration for your commitment to comply with this CMC Policy.

4 If you and your Citigroup employer are subject to a different definition of “Cause” pursuant to the terms of an Independent Obligation, the definition of “Cause” in the Independent Obligation shall apply.

solicit or induce away from Citigroup or cause to be solicited or induced away from Citigroup any of its employees.5

4. Consequences of Your Breach

If you failed to comply with the Policy by failing to give compliant notice or by soliciting employees during the notice period, you will be required to repay your Citigroup employer the gross amount of the cash bonus component of such Award. A paid cash bonus is not subject to your repayment if you comply with the CMC Policy. See additional information below regarding your notice obligations and your Awards.

In addition, if you violate any term of the CMC Policy during the 75-day notice period and the one-year period thereafter, Citigroup may seek an order or injunction from a court or arbitration panel to stop the violation, and may seek other permissible remedies. Citigroup may hold you personally liable for any damages it suffers as result of the breach, such as additional compensation paid to replace or retain solicited employees.

Your Notice Obligations and Your Awards

Under longstanding Citigroup policy and practice, you are not entitled to a discretionary incentive or retention award (individually and collectively, “Award”) for a particular year if you resign before, or are not actively employed on, the day that Awards are made, even if you worked all or a portion of the year for which the Award is made. For example, if a Citigroup Management Committee member resigns from Citigroup during 2006, or before Awards were actually made in January 2007, s/he would not be entitled to any Award for 2006.

If you give early notice of your decision to resign from Citigroup as required by the CMC Policy and such notice is given at any time before Awards are made, even if you worked all or a portion of the year for which the Awards are made, you are not eligible to receive any Award for that year. For example, a Citigroup Management Committee member who gives his/her 75-day notice on December 31, 2006 (intending to terminate his/her employment on March 16, 2007) would not be eligible for any Award for 2006 even though Awards for 2006 are likely to be made prior to his/her termination date in March.

A discretionary cash bonus that has already been paid is subject to your repayment if you do not comply with the CMC Policy by either (1) failing to give compliant notice, or (2) soliciting Citigroup employees during the notice period. For example, a Citigroup Management Committee member gives notice on February 1, 2007, after the 2006 Awards have been made, but violates the CMC Policy by terminating his/her

________________
5 In the event you fail to provide notice as required by this CMC Policy, your obligation not to solicit as described in this CMC Policy will commence as of your termination date and will run for the remainder of the 75-day notice period and for an additional one-year period thereafter.

employment prior to the required 75 days notice period after February 1st. S/he would have to repay the gross amount of the cash bonus s/he received in early 2007. The gross amount of the cash bonus is subject to repayment because the Management Committee member failed to give notice 75 days earlier and, thereby, frustrated the purpose of the CMC Policy and received an Award s/he would not have otherwise been awarded had s/he given notice as required.

On the other hand, a discretionary cash bonus that has been paid is not subject to your repayment if you fully comply with the CMC Policy. Consider a Citigroup Management Committee member who works all of 2006 and receives an Award in January 2007. The day after the Award is made, s/he gives his/her 75 days’ notice of his/her decision to resign and does not solicit employees during that notice period. Because s/he complied with the CMC Policy, his/her cash bonus component of the Award is not subject to repayment.

Other Terms of the CMC Policy

If your employment relationship with your Citigroup employer is currently “at-will”, nothing herein constitutes or is intended to constitute a promise or guarantee of employment for a definite period or any change to the employment “at-will” relationship between you and your Citigroup employer, i.e., both your Citigroup employer and you retain the right to terminate the employment relationship at any time (subject to the notice periods described in Sections 1 and 2 above) for no reason or for any reason not otherwise prohibited by law.

If you are employed in the United States or are on a formal expatriate assignment at the time you or your Citigroup employer decides to terminate the employment relationship, this CMC Policy shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable conflict of law principles) as to all matters, including, but not limited to, validity, construction, effect, performance and remedies. If you are otherwise employed outside the United States at the time you or your Citigroup employer decides to terminate the employment relationship, this CMC Policy shall be governed by the laws of the country (or the appropriate political subdivision thereof) designated in your contract of employment. In the absence of any such designation, this CMC Policy shall be governed by the laws of the country (or the appropriate political subdivision thereof) in which you are employed at such time.

* * * * *

I have read this CMC Policy and understand its terms. By signing below, I agree to comply with the terms and conditions of this CMC Policy set forth above.

ACCEPTED AND AGREED:

Signature	Date

Name (print)